August 15, 2016

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Nogales Resources Corp.

File No.: 333-199013

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on August 15, 2016 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone Bailey, LLP

MaloneBailey, LLP www.malonebailey.com

Houston, Texas